                                                                   EXHIBIT 10.21



                     [INTERNAP NETWORK SERVICES LETTERHEAD]


April 10, 1996



Mr. Christopher D. Wheeler
1711 E. Olive Way, #402
Seattle, WA 98102

        Re:  Offer of Employment

Dear Chris:

        We are pleased to extend this offer to you to join interNAP Network Services, Inc. as Vice President of Network Engineering, effective April 15, 1996.

        Your compensation will be $7,500 per month (equal to $90,000 on an annualized basis) plus you will participate in a discretionary bonus plan determined by the Board of Directors that will provide up to an additional $25,000 per year based on the successful accomplishment of certain performance goals and objectives to be determined. You will be able to participate in the purchase of interNAP common stock pursuant to a stock purchase agreement that is currently being drawn up. In addition, you will also participate in the benefits we offer generally to our employees, these are expected to initially include medical, and company-paid life insurance for the employee with the option to pay for these benefits for any additional dependents.

        It is a condition of this offer that, before commencing employment, you sign an Employee Confidentiality, Nonraiding and Noncompetition Agreement, which contains additional requirements for the protection of our business, a copy of which is enclosed. This Agreement must be signed before you begin active, productive work on our behalf.

        We wish to emphasize the importance we place on the proper treatment of any confidential information with which you may have come into contact in the past. We are offering you this job based on your skills and abilities and not your possession of any trade secret, confidential or proprietary information. We require that you not obtain, keep, use for our benefit or disclose to us any confidential, proprietary or trade secret information that belongs to others, unless the party who has the rights to the information expressly consents in writing in advance. Also, by signing below you affirm that you are not a party to any agreements, such as noncompetition agreements, that would limit your ability to perform your duties for us.

        The employment opportunity that we offer is of indefinite duration and will continue as long as both you and we consider it of mutual benefit. Either you or we

Christopher D. Wheeler
April 10, 1996
Page 2



are free to terminate the employment relations at any time, with or without cause. Any statements to the contrary are not authorized and may not be relied upon.

      We look forward to working with you as part of the interNAP Network Services, Inc. executive team. Please indicate your acceptance of these terms of employment by signing and returning to me one of the two copies of this letter.


                                        Sincerely,

                                        /s/ PAUL E. McBRIDE

                                        Paul E. McBride
                                        President, Manager





ACCEPTED:



/s/ CHRISTOPHER D. WHEELER
-------------------------------
Mr. Christopher D. Wheeler



Dated:   4-11-96
      -------------------------

                  [INTERNAP NETWORK SERVICES, INC. LETTERHEAD]



                        INTERNAP NETWORK SERVICES, INC.

                    EMPLOYEE CONFIDENTIALITY, NONRAIDING AND
                            NONCOMPETITION AGREEMENT


      In consideration of my hire and continued employment by InterNAP Network Services, L.L.C. ("InterNAP"), the continued compensation of me by InterNAP during my employment, and the disclosure to me of InterNAP's confidential and proprietary information, I agree to the following terms and conditions.

      1. Employment. Employment will begin on 5/16/96. While employed by InterNAP, I shall devote my entire working time, attention, abilities and efforts to InterNAP's business and affairs, faithfully and diligently serve InterNAP's interests and refrain from engaging in any business or employment activity that is not on InterNAP's behalf (whether or not pursued for gain or profit), except for activities approved in writing in advance by InterNAP. My precise services may be extended or curtailed, from time to time, at the direction of InterNAP, and I shall assume and perform such further reasonable responsibilities and duties as may be assigned to me from time to time by InterNAP.

      2. Termination. My employment may be terminated by either InterNAP or me at any time and for any reason, or for no reason, in either party's sole and absolute discretion.

      3. Payment. I understand and agree that I will be compensated for my services as follows:

      (a) Base Salary. A base annual salary of $85,000.00 payable in equal semi-monthly installments on approximately the 1st and 15th day of each month. $90,000 Beginning 7/15.

      4. Confidentiality and Nondisclosure. I agree that information not generally known to the public to which I will be exposed as a result of my being employed by InterNAP is confidential information that belongs to InterNAP. This includes information developed by me, alone or with others, or entrusted to InterNAP by its customers or others. InterNAP's confidential information includes, without limitation, information relating to InterNAP's trade secrets, research and development, inventions, know-how, software, procedures, accounting, marketing, sales, creative and marketing strategies, employee salaries and compensation, and the identities of customers and active prospects to the extent not publicly disclosed (collectively, "Confidential Information"). I will hold InterNAP's Confidential Information in strict confidence, and not disclose or use it except as authorized by InterNAP and for InterNAP's benefit.

                                [INTERNAP LOGO]


      I further acknowledge and agree that in order to enable InterNAP to perform services for its customers or clients, such customers or clients may furnish to InterNAP certain Confidential Information, that the goodwill afforded to InterNAP depends upon InterNAP and its employees preserving the confidentiality of such information, and that such information shall be treated as Confidential Information of InterNAP for all purposes under this Agreement.

      5. Noncompetition. I recognize and agree that InterNAP has many substantial, legitimate business interests that can be protected only by my agreement not to compete with InterNAP under certain circumstances. These interests include, without limitation, InterNAP's contacts and relationships with its clients and active prospects, InterNAP's reputation and goodwill in the industry, and InterNAP's rights in its Confidential Information. Therefore, I agree that during the term of my employment with InterNAP and for a period of one (1) year after my employment ends for any reason whatsoever, I shall not, voluntarily or involuntarily, directly or indirectly, on my own behalf or on the behalf of another, approach, solicit, accept, receive or do work on any portion of the computer network consulting and services business of any account that was a client or active prospect of InterNAP, its parent or subsidiaries during the twelve(12) month period immediately preceding the date my employment with InterNAP ends.

      I also agree that during the term of my employment with InterNAP and for a period of one (1) year after my employment ends for any reason whatsoever, I shall not employ or seek to employ any person employed by InterNAP nor solicit or induce any such person to leave InterNAP.

      6. Injunctive Relief. I acknowledge that the breach or threatened breach of the above noncompetition and/or nondisclosure provisions would cause irreparable injury to InterNAP that could not be adequately compensated by money damages. InterNAP may obtain a restraining order and/or injunction prohibiting my breach or threatened breach of the noncompetition and/or nondisclosure provisions, in addition to any other legal or equitable remedies that may be available. I agree that the above noncompetition provision, including its duration,scope and geographic extent, is fair and reasonably necessary to protect InterNAP's client relationships, goodwill, Confidential Information and other protectable interests.

      7. Possession. I agree that upon request by InterNAP, and in any event upon termination of employment for any reason, I shall turn over to InterNAP all documents, notes, papers, data, files, office supplies or other material or work product in my possession or under my control which was created pursuant to, is connected with or derived from my services to InterNAP, or which is related in any manner to InterNAP's business activities or research and development efforts, whether or not such material is currently in my possession.

[INTERNAP LOGO]

     8. Waiver of Breach. The waiver of any breach of any provision of this Agreement or the failure to enforce any provision shall not be construed as a waiver of any later breach by any party.

     9. Enforcement and Severability. If any portion of this Agreement becomes invalid or unenforceable, the rest of the Agreement shall be construed as if the invalid or unenforceable portion was omitted. The noncompetition and nondisclosure provisions shall be enforceable against me notwithstanding the existence of any claim I may have against InterNAP.

     10. Governing Law. This Agreement shall be governed by the internal laws of the state of Washington without giving effect to provisions related to choice of laws or conflict of laws. Venue and jurisdiction of any lawsuit involving this Agreement or my employment shall exist exclusively in state and federal courts in King County, Washington, unless injunctive relief is sought by InterNAP, and in InterNAP's judgment, may not be effective unless obtained in some other venue.

     11. Attorneys' Fees. In any lawsuit arising out of or relating to this Agreement or my employment, including without limitation arising from any alleged tort or statutory violation, the prevailing party shall recover its reasonable costs and attorneys' fees, including on appeal.

     12. General. This Agreement may be modified, supplemented and/or amended only by a writing that both I and InterNAP sign. This Agreement, as it may be so amended, is the complete and final expression of my agreement with InterNAP on the subjects covered, and shall control over any other statement, representation or agreement on these subjects.

     I have read this Agreement before signing it, and I acknowledge receipt of a signed copy.

                                              /s/ CHRISTOPHER D. WHEELER
                                              -------------------------------
                                              Christopher D. Wheeler

                                              5-15-96
                                              -----------------------
                                              Date

                        INTERNAP NETWORK SERVICES, INC.

                                  ADDENDUM TO
                    EMPLOYEE CONFIDENTIALITY, NONRAIDING AND
                            NONCOMPETITION AGREEMENT


     This Addendum shall address a revision of Item 5, of the Employee Confidentiality, Nonraiding and Noncompetition Agreement revised on May 22, 1997. All employees having been hired and having signed the Agreement before this revision date shall execute this Addendum. All other terms and conditions of the original Employee Confidentiality, Nonraiding and Noncompetition Agreement are binding.

     Section 5. Noncompetition, in which the third sentence reads:

     "Therefore, I agree that during the term of my employment with InterNAP and for a period of one (1) year after my employment ends for any reason whatsoever, I shall not, voluntarily or involuntarily, directly or indirectly, on my own behalf or on the behalf of another, approach, solicit, accept, receive or do work on any portion of the computer network consulting and services business of any account that was a client or active prospect of InterNAP, its parent or subsidiaries during the twelve
     (12) month period immediately preceding the date my employment with InterNAP ends."

     Shall be amended to read as follows:

     "Therefore, I agree that during the term of my employment with InterNAP and for a period of one (1) year after my employment ends for any reason whatsoever, I shall not, voluntarily or involuntarily, directly or indirectly, on my own behalf or on the behalf of another, approach, solicit, accept, receive or do work in the area of Inter/Intranet connectivity and hosting services of any account that was a client or active prospect of InterNAP, its parent or subsidiaries during the twelve
     (12) month period immediately preceding the date my employment with InterNAP ends."

     I have read this Addendum before signing it, and I acknowledge receipt of a signed copy.

                                        /s/ CHRISTOPHER D. WHEELER
                                      -----------------------------------------
                                        Christopher D. Wheeler

                                        5-27-97
                                      -----------------------------------------
                                        Date


                                      -----------------------------------------
                                        Supervisor

                                      -----------------------------------------
                                        Date